EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners, L.P. Reports Fourth Quarter and Full Year 2015 Results

•	Sabine Pass Train 1 has begun producing LNG; First LNG commissioning cargo expected to be exported late February / March

•	Sabine Pass Trains 1 and 2 substantial completion expected to occur in late April / May and August, respectively

Houston, Texas - February 19, 2016 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $56.0 million and $318.9 million for the three and twelve months ended December 31, 2015, respectively, compared to a net loss of $70.8 million and $410.0 million for the same periods in 2014, respectively.
Significant items for the three months ended December 31, 2015 totaled a gain of $4.8 million, compared to a loss $30.2 million for the comparable 2014 period, and related to derivative gains due primarily to changes in long-term LIBOR during the period. The significant item for the three months ended December 31, 2014 related to derivative losses. For the twelve months ended December 31, 2015, significant items totaled a loss of $138.0 million, compared to a loss of $233.7 million for the comparable 2014 period. Significant items for the twelve months ended December 31, 2015 related to loss on early extinguishment of debt associated with the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC (“SPL”) primarily in connection with the refinancing of a portion of its credit facilities in March 2015, and derivative losses primarily attributable to the termination of interest rate swaps. Significant items for the twelve months ended December 31, 2014 related to derivative losses, and losses on early extinguishment of debt.

General and administrative expense (including affiliate) increased by $14.8 million and $22.2 million for the three and twelve months ended December 31, 2015, respectively, compared to the corresponding 2014 periods, primarily due to costs of services provided by Cheniere Energy, Inc. (NYSE MKT: LNG) pursuant to an information technology services agreement.

Sabine Pass LNG Terminal
We are developing up to six natural gas liquefaction trains (“Trains”), each with an expected nominal production capacity of approximately 4.5 million tonnes per annum (“mtpa”) of LNG, at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”).

The Trains are in various stages of development, with construction of the first Train complete and the commissioning process underway. Train 1 has begun producing LNG, and the first LNG commissioning cargo is expected to be exported late February / March. Commissioning for Train 2 is expected to commence in the upcoming months. The remaining Trains are expected to commence commissioning on a staggered basis thereafter.

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Construction on Trains 1 and 2 began in August 2012, and as of December 31, 2015, the overall project completion percentage for Trains 1 and 2 was approximately 97.4%, which is ahead of the contractual schedule. Based on the recently updated construction and commissioning schedule, we expect to export the first LNG commissioning cargo in late February or March 2016.

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Construction on Trains 3 and 4 began in May 2013, and as of December 31, 2015, the overall project completion percentage for Trains 3 and 4 was approximately 79.5%, which is ahead of the contractual schedule. We expect Trains 3 and 4 to become operational in 2017.

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Construction on Train 5 began in June 2015, and as of December 31, 2015, the overall project completion percentage for Train 5 was approximately 14.9%, which is ahead of the contractual schedule. Engineering, procurement and construction were approximately 41.9%, 20.5% and 0.1% complete, respectively. We expect Train 5 to become operational in 2019.

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Train 6 is currently under development, with all necessary regulatory approvals in place. We expect to make a final investment decision and commence construction on Train 6 upon, among other things, entering into acceptable commercial arrangements and obtaining adequate financing.

Sabine Pass Liquefaction Project Timeline

Target Date
Milestone	Trains 1 - 5	Train 6
DOE export authorization	Received	Received
Definitive commercial agreements	Completed 19.75 mtpa	2016/2017
- BG Gulf Coast LNG, LLC	5.5 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS	3.5 mtpa
- GAIL (India) Ltd.	3.5 mtpa
- Total Gas & Power N.A.	2.0 mtpa
- Centrica plc	1.75 mtpa
EPC contracts	Completed	2016/2017
Financing	Completed	2016/2017
FERC authorization	Completed	Completed
Issue Notice to Proceed	Completed	2016/2017
Commence operations	2016 - 2019	2019/2020
Distributions to Unitholders
We paid a cash distribution per common unit of $0.425 to unitholders of record as of February 1, 2016, and the related general partner distribution on February 12, 2016.

We estimate that the annualized distribution to common unitholders for fiscal year 2016 will be $1.70 per unit.

Through our wholly-owned subsidiary, Sabine Pass LNG, L.P., Cheniere Partners owns 100% of the Sabine Pass LNG terminal located on the Sabine-Neches Waterway less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two docks that can accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d. Through its wholly-owned subsidiary Cheniere Creole Trail Pipeline, L.P., Cheniere Partners also owns a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

Cheniere Partners, through its subsidiary, SPL, is developing and constructing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners, through SPL, plans to construct over time up to six liquefaction trains, which are in various stages of development. Each liquefaction train is expected to have a nominal production capacity of approximately 4.5 mtpa of LNG. SPL has entered into six third-party LNG sale and purchase agreements (“SPAs”) that in the aggregate equate to approximately 19.75 mtpa of LNG and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in thousands, except per unit data) (1)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues
Revenues	$65,833	$65,807	$265,637	$265,740
Revenues—affiliate	1,439	752	4,391	2,958
Total revenues	67,272	66,559	270,028	268,698

Operating costs and expenses
Operating and maintenance expense	13,100	8,069	30,940	62,819
Operating and maintenance expense—affiliate	9,024	6,808	29,379	21,115
Depreciation and amortization expense	18,147	14,780	65,704	58,601
Development expense	219	648	2,850	9,319
Development expense—affiliate	160	430	722	1,153
General and administrative expense	3,810	3,759	15,079	13,807
General and administrative expense—affiliate	41,551	26,790	122,312	101,369
Total operating costs and expenses	86,011	61,284	266,986	268,183

Income (loss) from operations	(18,739)	5,275	3,042	515

Other income (expense)
Interest expense, net of amounts capitalized	(42,247)	(46,089)	(184,600)	(177,032)
Loss on early extinguishment of debt	—	—	(96,273)	(114,335)
Derivative gain (loss), net	4,819	(30,179)	(41,722)	(119,401)
Other income	127	154	662	217
Total other expense	(37,301)	(76,114)	(321,933)	(410,551)

Net loss	$(56,040)	$(70,839)	$(318,891)	$(410,036)

Basic and diluted net income (loss) per common unit	$0.01	$0.06	$(0.43)	$(0.89)

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	57,083	57,080	57,081	57,079

(1)	Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in thousands, except per unit data) (1)

	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$146,221	$248,830
Restricted cash	274,557	195,702
Accounts and interest receivable	742	333
Accounts receivable—affiliate	1,271	3,651
Advances to affiliate	39,836	27,323
Inventory	16,667	7,786
Other current assets	11,828	2,895
Other current assets—affiliate	2,353	—
Total current assets	493,475	486,520

Non-current restricted cash	13,650	544,465
Property, plant and equipment, net	11,931,602	8,978,356
Debt issuance costs, net	295,265	241,909
Non-current derivative assets	30,304	11,744
Other non-current assets	200,013	124,521
Other non-current assets—affiliate	32,018	—
Total assets	$12,996,327	$10,387,515

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$16,407	$8,598
Accrued liabilities	224,292	136,578
Current debt, net	1,676,197	—
Due to affiliates	115,123	18,952
Deferred revenue	26,669	26,655
Deferred revenue—affiliate	717	708
Derivative liabilities	6,430	23,247
Other current liabilities	—	18
Total current liabilities	2,065,835	214,756

Long-term debt, net	10,178,681	8,991,333
Non-current deferred revenue	9,500	13,500
Other non-current liabilities	3,059	2,452
Other non-current liabilities—affiliate	26,321	34,745

Commitments and contingencies

Partners’ equity
Common unitholders’ interest (57.1 million units issued and outstanding at December 31, 2015 and 2014)	305,747	495,597
Class B unitholders’ interest (145.3 million units issued and outstanding at December 31, 2015 and 2014)	(37,429)	(38,216)
Subordinated unitholders’ interest (135.4 million units issued and outstanding at December 31, 2015 and 2014)	428,035	648,414
General partner’s interest (2% interest with 6.9 million units issued and outstanding at December 31, 2015 and 2014)	16,578	24,934
Total partners’ equity	712,931	1,130,729
Total liabilities and partners’ equity	$12,996,327	$10,387,515

(1)	Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479, Katy Cox: 713-375-5079
Media: Faith Parker: 713-375-5663